EXHIBIT 99.1

YOUNG BROADCASTING INC. ANNOUNCES FOURTH QUARTER RESULTS

LOCAL REVENUE AT NETWORK AFFILIATES GROWS AT 10.3% FOR YEAR

NEW YORK, March 10, 2006 — Young Broadcasting Inc. (“YBI”) (NASDAQ-YBTVA) today announced results for the three months and 12 months ended December 31, 2005.

Vincent Young’s Comments

“2005 proved to be a difficult year for our company and the industry as a whole. We have used the past year to develop a number of initiatives on the revenue and expense fronts that will benefit the company in 2006 and beyond,” said Vincent Young, Chairman and CEO of Young Broadcasting. “As a result of our successful sales programs, seven of the eight network affiliates that report their market revenues outperformed their total market’s local revenue growth-rate for the full year 2005. The eighth network affiliate matched its market growth-rate in local sales revenue.”

Mr. Young added, “Our optimism towards 2006 is based on the anticipated continued strong growth of our local advertising sales programs; increasing revenue from granting retransmission rights for the broadcast signal of stations in the group, which we anticipate will be $3.75 million for 2006; declining impact from the introduction of people meters affecting KRON-TV in the San Francisco market; expanding online advertising growth and strong political media buys in markets in which our stations are well positioned.”

Fourth Quarter Review

Highlights during the fourth quarter of 2005 include the following:

•                  Local advertising revenue continues to be strong for the network-affiliated stations in the group, up 10 percent for the fourth quarter compared to the same period a year earlier.

•                  The Company’s “3rd Leg” sales initiatives focusing on expanding the local advertiser base have continued to develop, resulting in significant local revenue growth.

•                  Station operating expense declined 0.5% and corporate overhead declined 40% in fourth quarter 2005 compared to the same period in 2004.

•                  The five ABC affiliates showed significant growth during the November sweeps in Primetime with increases as high as 31% for the key demographic Adults 25-54.

•                  Eight out of the top ten revenue categories for the network affiliates showed growth in the 4th quarter. Top three categories were: automotive, up 3%, furniture, up 27% and restaurants, up 6.3%.

•                  Four of our stations are number one in household ratings in all newscasts in their markets.

•                  The news ratings at eight of our ten stations have grown significantly in the key Adult 25-54 demographic category as compared to prior year.

•                  On many weekday evenings, KRON-TV’s prime time schedule ratings are either third or fourth in the market, regularly beating the programming of at least one of the major national networks.

•                  Despite the introduction of local people meters on January 1, 2005 in San Francisco, ratings for KRON’s Sex and the City, debuting in September 2005, have grown 83% over the same time period last year in the women 18-49 audience.

•                  WKRN-TV (Nashville) and KRON-TV (San Francisco) have implemented the revolutionary “video journalist” approach to gathering local news.  This system enables the stations to put more reporters on the street and to expand the number of unique stories on news broadcasts. Studies have shown that this content is important in attracting audiences.

•                  Young Broadcasting’s stations continued to provide the communities they serve with award winning news.  KWQC-TV (Davenport, IA) received 15 news awards from the Iowa and Illinois Associated Press including 2nd place for “Best Newscast” in Illinois. KLFY-TV (Lafayette, LA) took 10 Associated Press awards including 1st place for “Best Newscast” in Louisiana and strengthened its position as the region’s news leader with its outstanding coverage of the Gulf Coast storms.

Fourth Quarter and 12 Months Results

The Company reported net revenues of $53.6 million and a net loss of $14.7 million for the quarter ended December 31, 2005.  Station operating performance, a non-GAAP measure as described below, was $12.4 million for the quarter.  For the 12 month period ended December 31, 2005, net revenues were $197.5 million.  The Company posted a net loss of $91.3 million for the 12 month period.  Station operating performance, a non-GAAP measure as described below, was $36.3 million for the 12 month period.

Use of Non-GAAP Measures

Station operating performance (“SOP”) is not a financial measure calculated in accordance with generally accepted accounting principles (GAAP) in the United States. The Company defines SOP as operating income, plus non-cash compensation to employees, corporate overhead, depreciation and amortization. The Company believes that SOP is useful information for investors because it enables them to assess the Company’s television stations’ performance in a manner similar to the method used by management and it provides a measure that can be used to analyze, value and compare companies in the television industry. A limitation of this measure, however, is that it excludes depreciation and amortization, which represent the periodic costs of capitalized tangible and intangible assets used in the Company’s business. It also excludes the cost of corporate overhead required to manage the group of stations owned by the Company and non-cash compensation of employees which principally represents the Company’s contribution of stock to the 401(k) plan offered to employees and the costs recognized from certain stock compensation transactions.

SOP should not be regarded as an alternative to either operating income or net loss as an indicator of operating performance or to the statement of cash flows as a measure of liquidity, nor should it be considered in isolation or as a substitute for financial measures prepared in accordance with GAAP. The Company believes that operating income (loss) is the most directly comparable GAAP financial measure to the SOP financial measure. Reconciliations of historical presentations of SOP to operating loss, its most directly comparable GAAP financial measure, are provided in the attachment to this release.

Fourth Quarter Conference Call

The Company has scheduled a conference call for Friday, March 10 at 11:00 AM (ET). You may participate in this call by dialing 888-552-9135 (Passcode: YOUNG, Leader: Vincent Young). This will enable you to listen to the presentation. At the end of the presentation you will have the opportunity to participate in a Q&A session with Vincent Young, CEO of Young Broadcasting Inc. and with James Morgan, the company’s CFO.

You may listen to a live webcast of the call by going to www.youngbroadcasting.com. The archive will be available for replay through April 10, 2006. You may listen to a telephone replay of the entire call by dialing 800-925-2972 through March 17, 2006.

About Young Broadcasting

Young Broadcasting owns ten television stations and the national television representation firm, Adam Young Inc.  Five stations are affiliated with the ABC Television Network (WKRN-TV – Nashville, TN, WTEN-TV – Albany, NY, WRIC-TV – Richmond, VA, WATE-TV – Knoxville, TN, and WBAY-TV – Green Bay, WI), three are affiliated with the CBS Television Network (WLNS-TV – Lansing, MI, KLFY-TV – Lafayette, LA and KELO-TV – Sioux Falls, SD) and one is affiliated with the NBC Television Network (KWQC-TV – Davenport, IA).  KRON-TV – San Francisco, CA is the largest independent station in the U.S. and the only independent VHF station in its market. The Company also operates a separate UPN Network station using its digital broadcast facilities in Sioux Falls, South Dakota.

Any statements in this press release that are not historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Readers are advised that such forward-looking statements are subject to risks and uncertainties that could significantly affect actual results from those expressed in any such statements. Readers are directed to Young Broadcasting’s Annual Report on Form 10-K for the year ended December 31, 2004, as well as its other filings from time to time with the Securities and Exchange Commission, for a discussion of such risks and uncertainties. Such risks and uncertainties include, among other things, the impact of changes in national and regional economies, the ability to successfully integrate acquired television stations (including achievement of synergies and cost reductions), pricing fluctuations in local and national advertising, volatility in programming costs and geopolitical factors. Statements included in this press release are based upon information known to the Company as of the date of this press release, and the Company assumes no obligation to update or revise the forward-looking statements contained in this press release, except as otherwise required by applicable federal securities laws.

Contact:	Vincent Young, Chairman, James Morgan, Chief Financial Officer – 212-754-7070
or Don Ciaramella of The Lippin Group at 212-986-7080

	Year Ended December 31,		Three Months Ended December 31,
	2004	2005	2004	2005
	(dollars in thousands, except per share data)		(dollars in thousands, except per share data)

Net revenue	$225,524	$197,478	$64,334	$53,623
Operating expenses	177,123	177,177	47,112	45,222
Depreciation and amortization	26,091	22,074	6,584	4,831
Operating income (loss)	22,310	(1,773)	10,638	3,570

Interest expense, net	(64,498)	(62,279)	(15,681)	(15,596)
Non-cash change in market valuation of swaps	(20)	(1,894)	42	(354)
Loss on extinguishments of debt	(5,323)	(18,626)	—	—
Other (expenses) income, net	(404)	(183)	162	269
	(70,245)	(82,982)	(15,477)	(15,681)

Loss from continuing operations before provision for income taxes	(47,935)	(84,755)	(4,839)	(12,111)
Provision for deferred income taxes	—	(17,798)	—	(2,564)
Loss from continuing operations	(47,935)	(102,553)	(4,839)	(14,675)

(Loss) income from discontinued operations, net of taxes including gain of $3.5 million in 2004 and $11.2 million in 2005	3,659	11,207	3,563	—
Net loss	$(44,276)	$(91,346)	$(1,276)	$(14,675)

Net loss per common share - basic	$(2.22)	$(4.48)	$(0.06)	$(0.71)
Weighted average shares - basic	19,950,689	20,371,504	20,025,635	20,705,625

Other Financial Data:

Amortization of program license rights (1)	19,111	$23,945	5,237	7,048
Payments for program license liabilities (1)	18,963	23,342	5,191	6,611
Capital expenditures (1)	12,073	7,159	1,935	2,524

Reconciliation of Station Operating Performance to Operating Loss:

Operating loss	22,310	(1,773)	10,638	3,570
Plus:
Non-cash compensation	1,988	2,994	492	900
Depreciation and amortization	26,091	22,074	6,584	4,831
Corporate overhead	19,143	13,007	5,230	3,124
Station Operating Performance	$69,532	$36,302	$22,944	$12,425

(1) Eliminates WTVO-TV data for 2004.